MDU Resources Announces Five-Year Capital Investment Plan

BISMARCK, N.D. — Nov. 18, 2019 — MDU Resources Group, Inc. (NYSE: MDU) today announced its capital investment plan for 2020 through 2024. For the five-year period, the company expects to make capital investments totaling $2.9 billion.

“MDU Resources is experiencing significant growth, and we have identified a number of key projects that will continue to carry us forward,” said David L. Goodin, president and CEO of MDU Resources. “This five-year plan includes line-of-sight opportunities at all of our businesses, including activities at our regulated operations and our construction businesses.”

Acquisitions would be incremental to the company’s 2020-24 capital investment plan. MDU Resources will provide updates as it identifies opportunities outside the capital investment plan.

Capital Expenditures
	Forecast				Actual + 2019 Forecast	Forecast
	2019	2020	2021	2022	2015-2019	2020-2024
	(in millions)
Regulated energy delivery
Electric	$95	$111	$128	$139	$834	$561
Natural gas distribution	201	221	191	180	811	940
Pipeline and midstream	81	85	304	53	235	564
	377	417	623	372	1,880	2,065
Construction materials and services
Construction materials and contracting	208	167	154	157	619	702
Construction services	55	22	20	20	198	103
	263	189	174	177	817	805
Total*	$640	$606	$797	$549	$2,697	$2,870
* Excludes “Other” category, as well as assumed net proceeds from the sale or disposition of property.

The company anticipates its electric and natural gas utility will grow its rate base by approximately 5% annually over the next five years on a compound basis. These utility operations have customers in eight states and expect customer growth to continue at a rate of 1-2% annually. The anticipated investment reflects opportunities to improve the safety and reliability of the company's systems, including system expansions, upgrades and replacements. Also included in the utility's five-year capital investment program is the construction of an 88-megawatt simple-cycle, natural gas-fired combustion turbine near Mandan, North Dakota. The company filed a request in August for advance determination of prudence for this project with the North Dakota Public Service Commission.

The capital investment plan at the pipeline and midstream business reflects a focus on organic growth. This includes the Demicks Lake Expansion project under construction in McKenzie County, North Dakota, which is expected to be in service in the first quarter of 2020 and as designed will increase capacity by 175 million cubic feet per day. The North Bakken Expansion project is also included in the capital forecast. As designed, this project in the heart of the Bakken will increase capacity by an estimated 350 million cubic feet per day and is expected to be in service in late 2021. This business is exploring additional organic growth projects that, if executed, would be incremental to the capital investment plan. Natural gas production continues at record levels in the Bakken, driving the need for additional infrastructure.

At the company’s construction materials and services businesses, the capital expenditures forecast is focused primarily on organic expansion opportunities, normal equipment and plant replacements and upgrades. Included in the outlined forecast is the development of Knife River's Honey Creek Quarry in Burnet County, Texas, which includes the construction of a rock-crushing plant and the purchase of aggregate railcars. The company expects public sector workload growth as new state and local infrastructure spending initiatives are introduced. In addition to organic growth, the construction businesses continue to focus on acquisition activity, as shown throughout 2019, which would be incremental to the five-year forecast.

Forward-Looking Statements
The information in this release includes certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements contained in this release, including capital expenditure forecasts, underlying expectations, and statements by the president and CEO of MDU Resources, are expressed in good faith and are believed by the company to have a reasonable basis. Nonetheless, actual results may differ materially from the projected results expressed in the forward-looking statements. For a discussion of important factors that could cause actual results to differ materially from those expressed in the forward-looking statements, refer to Item 1A-Risk Factors in MDU Resources’ most recent Form 10-K.

About MDU Resources
MDU Resources Group, Inc., a member of the S&P MidCap 400 index and the S&P High-Yield Dividend Aristocrats index, is Building a Strong America® by providing essential products and services through its regulated energy delivery and construction materials and services businesses. For more information about MDU Resources, see the company’s website at www.mdu.com or contact the Investor Relations Department at investor@mduresources.com.

Financial Contact: Jason Vollmer, vice president, chief financial officer and treasurer, 701-530-1755
Media Contact: Laura Lueder, manager of communications and public relations, 701-530-1095

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